FREE WRITING PROSPECTUS Dated June 15, 2021	Filed Pursuant to Rule 433 Registration No. 333-239650 Registration No. 333-239650-05

**Full Pxing Details** Carvana Auto Receivables Trust 2021-P2 (CRVNA 2021-P2)

ACTIVE BOOKRUNNERS (A-1—N) :	Wells Fargo (str), Citi, BNP Paribas
ACTIVE BOOKRUNNERS (R) :	Wells Fargo (str), Credit Suisse, Baird
PASSIVE BOOKRUNNERS (A-1—N) :	Credit Suisse, DB
CO-MANAGER :	Baird

CLS	$AMT(MM)	$OFFERED	WAL	S&P/DBRS/KBRA	L.FINAL	BNCH	SPRD	YLD%	CPN%	$ PRICE
A-1	112.000	106.400	0.22	A-1+/R-1(h)/K1+	07/2022	IntL	+1	.12908%		$100.00000
A-2	231.850	220.257	1.01	AAA/AAA/AAA	07/2024	EDSF	+15	.308%	.30%	$99.99213
A-3	235.810	224.019	2.30	AAA/AAA/AAA	03/2026	IntS	+19	.493%	.49%	$99.99430
A-4	124.040	117.838	3.61	AAA/AAA/AAA	01/2027	IntS	+24	.811%	.80%	$99.96577
B	25.580	24.301	4.37	AA/AA(h)/AA+	03/2027	IntS	+55	1.280%	1.27%	$99.97200
C	29.060	27.607	4.75	A/A(h)/A+	06/2027	IntS	+80	1.607%	1.60%	$99.99250
D	16.660	15.827	5.17	BBB/BBB(h)/BBB+	05/2028	IntS	+115	2.037%	2.02%	$99.95877
N	27.430	26.058	0.61	**BB/BB(h)/BB+	05/2028	EDSF	+175	1.895%	1.88%	Privately Placed
R				Privately Placed

*	Based on 1.30 ABS Pricing Speed to 2% Call
**	Based on Case 2 assumptions outlined in the Class N and Certificate PPMs attached

-Deal Summary-

Rated Notes Issued Amount :	$802.430mm
Rated Notes Offered Amount :	$762.307mm
Exp. Pricing :	PRICED
Exp. Settle :	06/24/2021
Offering Format : A-1—D:	Public | N and R: 144A/Reg. S
First Pay Date :	07/12/2021
ERISA : A-1—D:	Yes | N and R: No
Exp. Ratings :	S/D/K
Min Denoms : A-1—D:	$1k x $1k
N :	$1.00mm x $1k
R :	2.5k Unit x $1 Unit
BBG Ticker :	CRVNA 2021-P2
B&D :	Wells Fargo

-Available Information-

*	Preliminary Prospectus, Preliminary Class N OM, Preliminary Certificate PPM, FWP, CDI File and SSS File (attached). Investor presentation and performance data file are available on DealRoadshow
*	Intex Deal Name: wscarvana_2021-P2 Password: U2Y2
*	Link: https://dealroadshow.finsight.com/ Passcode: CRVNA2021P2

If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see: https://www.wellsfargo.com/com/disclaimer/wfsjb4.